UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

VITRAN CORPORATION INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	001-32449	98-0358363
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

185 The West Mall, Suite 701 Toronto, Ontario, Canada	M9C 5L5
(Address of principal executive offices)	(Zip Code)

(416) 596-7664

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 9, 2013, Vitran Corporation Inc. (the “Company”) entered into an arrangement agreement (the “Arrangement Agreement”) with 2398946 Ontario Inc., an Ontario corporation (“Acquiror”), and North Channel of Georgian Bay Holdings Ltd., an Ontario corporation (“North Channel”), affiliates of Manitoulin Transport Inc., an Ontario corporation. North Channel has unconditionally guaranteed the obligations of Acquiror under the Arrangement Agreement.

Under the terms of the Arrangement Agreement, Acquiror will acquire all of the Company’s issued and outstanding common shares for US$6.00 in cash per share. The closing price of the Company’s common shares on December 9, 2013 was US$5.44, as quoted on NASDAQ. The transaction contemplated by the Arrangement Agreement is expected to close in late February or early March 2014.

The transaction is structured as a Plan of Arrangement under the Business Corporations Act (Ontario) (the “Arrangement”) and the Arrangement Agreement is governed by the laws of the Province of Ontario.

Shareholder and Court Approval:

The Arrangement has been unanimously approved by the Company’s board of directors and is subject to approval by the Ontario Superior Court of Justice (the “Court”). After the Company obtains an interim order of the Court, the Company will hold a special meeting of the Company’s shareholders (the “Special Meeting”) to approve the Arrangement, which requires approval by at least two-thirds of the votes cast by the Company’s shareholders in person or by proxy at the Special Meeting. A proxy information circular on Schedule 14A (the “Information Circular”) describing details of the Arrangement and Special Meeting is expected to be filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and mailed to shareholders in January 2014. Following the Special Meeting, the Arrangement is subject to final approval of the Court.

Agreement Conditions:

The Arrangement is subject to the receipt of applicable regulatory approvals (including approval under the Competition Act (Canada) and the Canada Transportation Act), key third party consents, Court approval and satisfaction of other customary closing conditions, including that not more than 10% of the Company’s shareholders exercise dissent rights and no Material Adverse Effect (as defined in the Arrangement Agreement) shall have occurred. The Arrangement is not conditioned on Acquiror obtaining financing.

Arrangement Agreement:

Under the terms of the Arrangement Agreement, the Company agreed, among other things, not to: (a) issue, sell, pledge, lease, dispose of, or otherwise encumber or permit any of its subsidiaries to issue, sell, pledge, lease, dispose of, or otherwise encumber any shares, options, warrants, calls, conversion privileges or rights to acquire shares of the Company or any subsidiary, other than the issue of up to 590,750 common shares of the Company pursuant to the exercise of options (“Vitran Options”) issued pursuant to the Company’s stock option plan; (b) other than in the Ordinary Course (as defined in the Arrangement Agreement), sell, lease or otherwise dispose of any material property or assets of the Company or any of its subsidiaries; (c) amend or propose to amend the articles or bylaws of the Company or any of its subsidiaries or the terms of any Vitran Options or any deferred stock units (“Vitran DSUs”) of the Company; (d) redeem, purchase or offer to purchase or permit any of its subsidiaries to redeem, purchase or offer to purchase, any common shares of the Company; (e) reorganize, amalgamate or merge the Company or any of its subsidiaries; (f) except as disclosed to the Acquiror, incur or otherwise become committed for any indebtedness for borrowed money in excess of US$1.0 million in the aggregate; or (g) make any capital expenditure or commitment to do so other than in the Ordinary Course or which individually or in the aggregate exceeds US$1.0 million, except in accordance with the approved annual budget of the Company or as disclosed to the Acquiror.

The Company made certain customary covenants, including, among others, to: prepare the Information Circular, convene the Special Meeting, obtain certain consents and approvals, comply with the Interim Order and Final Order (each as defined in the Arrangement Agreement), operate its business in the Ordinary Course and jointly with Acquiror make certain regulatory filings. In addition, the Company has agreed to certain non-solicitation obligations and undertakings in connection with an Acquisition Proposal and a Superior Proposal (each as defined in the Arrangement Agreement). The Company provided Acquiror with the right to amend the Arrangement and the Arrangement Agreement (in accordance with the terms of the Arrangement Agreement) up to two times to respond to an Acquisition Proposal that constitutes a Superior Proposal during a Matching Period (as defined in the Arrangement Agreement).

The Arrangement Agreement provides that the Company’s board of directors may, under certain circumstances, terminate the Arrangement Agreement, including among other events: (a) in order to accept an unsolicited superior proposal (as defined in the Arrangement Agreement, a “Superior Proposal”) to purchase all outstanding common shares of the Company or all or substantially all of the Company’s assets on a consolidated basis and that is not subject to any financing or due diligence condition, subject to a matching right in favor of Acquiror as described above; (b) failure to obtain the required shareholder approval (the “Vitran Required Vote” as defined in the Arrangement Agreement; (c) failure to close by the “Completion Deadline” (as defined in the Arrangement Agreement); or (d) breach of any representation, warranty or covenant by Acquiror giving rise to a failure of certain closing conditions as set forth in the Arrangement Agreement. Acquiror may, under certain circumstances, terminate the Arrangement Agreement, including among other events, upon: (a) failure to obtain the Vitran Required Vote; (b) failure to close by the Completion Deadline; (c) breach of any representation, warranty or covenant by the Company giving rise to a failure of certain closing conditions as set forth in the Arrangement Agreement; (d) a “Change in Recommendation” (as defined in the Arrangement Agreement), failure of the Company’s board of directors to recommend or reaffirm the “Board Recommendation” (as defined in the Arrangement Agreement), or a breach of provisions related to responding to an “Acquisition Proposal” (as defined in the Arrangement Agreement), Acquiror’s right to match a Superior Proposal (as set forth in the Arrangement Agreement, the “Right to Match”) or failure to pay the Termination Fee (as defined in the Arrangement Agreement); or (e) the occurrence of a Material Adverse Change (as defined in the Arrangement Agreement).

Acquiror is entitled to a Termination Fee of US$4.0 million under certain circumstances, including: (a) the termination of the Arrangement Agreement by Acquiror in connection with a Change in Recommendation, or failure of the Company’s board of directors to recommend or reaffirm the Board Recommendation; (b) the termination of the Arrangement Agreement by the Company in connection with the Company’s board of directors recommendation of a Superior Proposal; or (c) the termination of the Arrangement Agreement by either Acquiror or the Company in connection with the failure to obtain the Vitran Required Vote or failure to close by the Completion Deadline, if the Company receives an Acquisition Proposal (as defined in Section 19(b) of the Arrangement Agreement) prior to such termination and within 12 months following the date of termination, such Acquisition Proposal is consummated or effected or the Company enters into a contract in respect of such Acquisition Proposal and such Acquisition Proposal is later consummated or effected (as set forth in the Arrangement Agreement). In addition, the Arrangement Agreement provides that if the Arrangement Agreement is terminated because the Vitran Required Vote is not obtained, then the Company shall pay Acquiror its actually documented third party expenses incurred in connection with the Arrangement up to a maximum of CDN$1.5 million.

Under the terms of the Arrangement Agreement, the Company has agreed to effect such reorganizations of its business, operations and assets that Acquiror may reasonably request, provided that such reorganization is not prejudicial to the Company, any of its subsidiaries or the Company’s shareholders. The Arrangement Agreement also requires the Company, prior to the closing of the Arrangement, to cause any outstanding Vitran Options or Vitran DSUs to accelerate and vest immediately prior to the closing of the Arrangement. Any Vitran Options that have an exercise price that is greater than US$6.00 per share will be terminated and cancelled without payment pursuant to the Arrangement. Outstanding Vitran Options and Vitran DSUs will be treated in accordance with the provisions of the Arrangement.

Fairness Opinion:

Stephens Inc. is acting as financial advisor to the Company and has provided an opinion to the Company’s board of directors that the consideration to be received by the Company’s shareholders under the Arrangement is fair to them from a financial point of view. The full text of the written opinion of Stephens Inc., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion will be set forth in the Information Circular to be mailed to shareholders in connection with the Arrangement.

The foregoing description of the Arrangement and the Arrangement Agreement is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which is filed as Exhibit 10.1.

In accordance with section 5.2 of the Company’s shareholder rights plan dated November 4, 2013 (the “Rights Plan”), the board of directors of the Company has waived the application of section 3.1 of the Rights Plan to the Flip-in Event (as defined in the Rights Plan) relating to the entering into of the Arrangement Agreement and the completion of the transactions contemplated thereby.

Item 9.01 Exhibits

Exhibit Number	Exhibit

10.1	Arrangement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITRAN CORPORATION INC. (Registrant)

Dated: December 11, 2013	By:	/s/ Fayaz D. Suleman
Fayaz D. Suleman Vice President Finance and Chief Financial Officer